UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C., 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 24, 2008
Date of Report (Date of earliest event reported)

CELLCYTE GENETICS CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-52238	86-1127046
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1725 220th Street, Suite 103, Bothell Washington	98021
(Address of principal executive offices)	(Zip Code)

(425) 483-6101
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 Corporate Governance

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 24, 2008, the Board of Directors accepted the resignation of Nathan A. McDonald as Principle Accounting Officer of the company.  Effective November 24, 2008, the Board of Directors appointed Randy A. Lieber as Principal Accounting Officer.  There are no family relationships between Mr. Lieber and the officers/directors of the Company.  Following is a brief description of Mr. Lieber business experience:

Randy is a senior financial professional with more than 28 years of extensive experience working with both public and private companies. He started his professional career at Coopers & Lybrand/PricewaterhouseCoopers (PwC) where he spent 14 years, initially working with Nonprofit and Native American owned organizations, and later with Software and Internet companies. While at PwC, he was involved in more than 10 initial and follow-on public offerings, financial reporting to the Securities and Exchange Commission (SEC), provided buy-side consulting and due diligence on mergers and acquisitions, and became one of PwC’s leading experts on Software Revenue Recognition under SOP 97-2.

Subsequent to his tenure at PwC, Randy was the Director of Finance at a $500 Million international public company, Chief Financial Officer of an internet startup company, and most recently, as the Chief Financial Officer of Ascentium Corporation, a technology and marketing consulting firm. Randy joined Ascentium shortly after it was founded in 2001 and was instrumental in helping it to grow to annual revenues of $80 Million with offices in seven cities, including London. He was responsible for all finance, accounting, human resources, and facilities.

Randy has BS degree in accounting from Central Washington University and became CPA in 1987. He is on the Board of Directors of Rosetta Solutions and the Greater Seattle USBC Youth Bowling Association. He is also on the board of advisors for ITM solutions.

There have been no transactions with Mr. Lieber since the beginning of the Company’s last fiscal year, or any currently proposed transactions, in which the Company was or is to be a participant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELLCYTE GENETICS CORPORATION
Date: December ___1___, 2008.	__________/Gary A. Reys/_______ Name: Gary A. Reys Title: President, Chief Executive Officer and a director